UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Certara, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Explanatory Note

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Certara, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 10, 2024, in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 21, 2024, at 9:00 a.m. Eastern Time.

The purpose of this Supplement is to correct an inadvertent error in the Proxy Statement regarding the treatment of abstention and effect of broker non-votes on Proposals 2A and 2B — Approval of Amendments to our Amended and Restated Certificate of Incorporation, as well as to incorporate additional clarifying changes.

The correction to the existing disclosure in the Proxy Statement is set forth below under the heading “Revisions to the Proxy Statement.” Capitalized terms not defined in this Supplement have the terms set forth in the Proxy Statement. Other than as set forth below, no other changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed with the SEC and the Board of Directors of the Company continues to seek the vote of Company stockholders on each of the proposals to be voted on at the Annual Meeting as recommended in the original filing. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

Revisions to the Proxy Statement

The answer to the question entitled, “What are the voting requirements to approve each of the proposals?” in the Annual Meeting Information section of the Proxy Statement is amended and restated in its entirety to read as follows (corrections and clarifications are marked, with new text underlined, and deleted text stricken through):

What are the voting requirements to approve each of the proposals?

PROPOSALS		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1	Election of Class I directors.	Plurality of votes cast for each director nominee (the nominees receiving the most “FOR” votes)	No
2a and 2b

To approve two separate proposals to amend our Certificate of Incorporation:

a.   Amend our Certificate of Incorporation to limit the liability of certain officers of Certara as permitted pursuant to the Delaware General Corporation Law; and

b.   Amend our Certificate of Incorporation to make certain technical changes, including to remove inoperative provisions related to our former majority stockholder and other immaterial changes.

		The affirmative vote of the holders of at least 66⅔% in voting power of all the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class	No
3	Ratification of the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2024.	Majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the matter	Yes
4	To conduct a non-binding advisory vote to approve the compensation of our named executive officers.	Majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the matter	No

With respect to Proposal 1 (Election of Class I Directors), you may vote “For” or “Withhold” with respect to each director nominee. Only votes cast “For” a nominee will be counted in the election of directors. Votes cast to “Withhold” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. The individuals who receive the highest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. This means that once a quorum is established, the three nominees receiving the highest number of votes at the annual meeting will be elected, even if these votes do not constitute a majority of the votes cast. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. Votes that are “Withheld” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote “Against” the nominees.

With respect to Proposals 2a and 2b (Approval of amendments to our Amended and Restated Certificate of Incorporation to (a) to limit the liability of certain officers of Certara as permitted pursuant to the Delaware General Corporation Law and (b) to make certain technical changes, including to remove inoperative provisions related to our former majority stockholder and other immaterial changes ), you may vote “For,” “Against,” or “Abstain.” The affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will have the same effect as votes “Against” Proposals 2a and 2b.

With respect to Proposal 3 (Ratification of the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2024), you may vote “For,” “Against,” or “Abstain.” ~~If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast.~~ Abstentions will have the same effect as a vote “Against” this proposal. Proposal 3 is the only proposal on which your broker is entitled to vote your shares if no instructions are received from you. Because Proposal 3 is “routine,” we do not expect that any broker non-votes will occur with respect to such proposal.

With respect to Proposal 4 (A non-binding advisory vote to approve the compensation of our named executive officers), you may vote for “For,” “Against,” or “Abstain.” This proposal requires the favorable vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “Against” this proposal. Because broker non-votes do not count as shares entitled to vote, they will not affect the outcome of the vote on this proposal.

~~Abstentions will not affect the outcome of Proposals 1, 2a, 2b, 3, or 4 because abstentions are not considered votes cast on those proposals.~~ For additional information regarding the impact of the foregoing on the determination of a quorum for the Annual Meeting, please see “How is a quorum determined?” above.